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Exhibit 10(as)

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into by and between    Mark S. Demilio, an individual ("Officer") and Magellan Health Services, Inc., a Delaware corporation ("Employer").

        WHEREAS, Officer has been employed as Employer's Executive Vice President, Legal and Finance; and

        WHEREAS, Employer desires to retain the services of Officer as Executive Vice President, Legal and Finance, and Officer desires to render services to Employer; and

        WHEREAS, Officer and Employer intend to enter into this Agreement for purposes of, among other things, documenting the terms of Officer's continued employment with Employer.

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1.
Employment. Employer agrees to employ Officer, and Officer accepts such employment in accordance with the terms of this Agreement, for a term of two years commencing as of October 1, 2002 and ending, unless terminated earlier in accordance with the provisions of this Agreement, on September 30, 2004; provided that this Agreement shall automatically renew for consecutive one-year periods thereafter unless and until either party shall elect to not renew this Agreement. If either party elects to not renew this Agreement at the expiration of the initial term or upon any anniversary, they shall provide the other party with written notice at least ninety days prior thereto. In the event the Employer elects to not renew this Agreement at any time, such election shall be deemed a "termination without cause" and the provisions of Section 6(b) shall apply to such election.

2.
Position and Duties of Officer. Officer will serve as Executive Vice President and Chief Financial Officer, of Employer, or such other title upon which Employer and Officer agree. Employer agrees that Officer's duties under this Agreement will be the usual and customary duties of an Executive Vice President and Chief Financial Officer, consistent with the foregoing, as are determined from time to time by the Board, and will not be inconsistent with the provisions of the Certificate of Incorporation of Employer or applicable law.

3.
Time Devoted and Location of Officer.

a.
Officer will devote his full business time and energy to the business affairs and interests of Employer and will use his best efforts and abilities to promote Employer's interests. Officer agrees that he will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his corporate title and in accordance with the policies and directives established by the Board.

b.
Officer's primary business office will be located in Columbia, Maryland.

c.
Officer may serve as an officer, director, agent or employee of any direct or indirect subsidiary or other affiliate of Employer but may not serve as an officer, director, agent or employee of any other business enterprise without the written approval of the Board; provided that Officer may make and manage personal business investments of his choice (and, in so doing, may serve as an officer, director, agent or employee of entities and business enterprises that are related to such personal business investments) and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining such written approval of the Board if such activities and services do not significantly interfere or conflict with the performance of his duties under this Agreement.

4.
Compensation.

a.
Base Salary. Employer will pay Officer a base salary in the amount of Four Hundred Thousand dollars ($400,000.00) per year. Officer's base salary under this Section will be paid in semi-monthly intervals less appropriate withholdings for federal and state taxes and other deductions authorized by Officer. Such salary will be subject to review and adjustment by the Board, or its Compensation Committee, from time to time consistent with prevailing practices of Employer. Employer will also pay Officer a vehicle stipend of $1,000 per month.

b.
Annual Bonus. Officer also will be eligible to receive an annual bonus conditioned upon Officer and/or Employer meeting certain goals or objectives to be established for this purpose by the Board or its Compensation Committee. The target amount for such bonus shall be fifty percent (50%) of Officer's base salary and whether to pay an amount in excess of the target shall be determined by the Board or its Compensation Committee in its discretion.

c.
Benefits. Officer will be eligible to participate in Employer's Executive Benefit Plan commensurate with his position. Officer will receive separate information detailing the terms of the Executive Benefit Plan and the terms of that plan will control. Officer will be eligible to participate in any applicable annual incentive plan and stock option plan available to senior officers of the Employer. Officer will be entitled during the term of this Agreement to such other benefits of employment with Employer as are now or may later be in effect for the most senior salaried officers of Employer.

d.
Indemnification. Officer will be entitled to indemnification from Employer as set forth in the Certificate of Incorporation and By-Laws of the Employer on the date hereof.

5.
Expenses. During the term of this Agreement, Employer will reimburse Officer promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures incurred in pursuance and furtherance of Employers business upon receipt of reasonable supporting documentation as required by Employer's policies applicable to its officers generally.

6.
Termination.

a.
Termination Due to Resignation and Termination For Cause. Except as otherwise set forth in this Agreement, this Agreement, Officer's employment, and all of Officer's rights to receive compensation and benefits from Employer, will terminate upon the occurrence of any of the following events: (i) the effective date of Officer's resignation without good reason, or (ii) termination for cause at the discretion of Employer under the following circumstances:

(i)
The death of Officer;

(ii)
The disability of Officer as defined in Section 6(d);

(iii)
The deliberate and intentional refusal to perform Officer's duties for Employer as provided in Sections 2 or 3. If Employer determines that Officer has deliberately or intentionally failed to perform his duties for Employer as provided in Sections 2 or 3, Employer will notify Officer in writing of the reasons for its determination and will provide Officer a reasonable period in which to either contest the determination or to correct the defects in performance, but in no event more than thirty days;

(iv)
Officer has breached or otherwise failed to comply with the provisions of Section 7; or

    (v)
    Officer has committed an act of dishonesty, fraud, misrepresentation or other acts of moral turpitude involving his duties on behalf of Employer, which in the reasonable opinion of the Board causes it to conclude that the continuation of employment is not in the best interest of Employer.

  b.
  Termination Without Cause. Employer may terminate this Agreement without cause at any time by giving thirty days prior written notice to Officer. If Employer terminates this Agreement without cause, Employer may direct Officer to immediately cease providing services. If Employer terminates this Agreement without cause or if Employer elects to not renew this Agreement at any time:

  (i)
  Employer will continue to pay Officer his base salary in effect as of the date of such termination or expiration for a period of two years following the effective date of such termination or expiration. (Such continued salary payments shall be made, less taxes and other normal withholdings in accordance with Employer's normal payroll procedures.);

  (ii)
  Employee shall have all of the rights under any stock option or other stock-based compensation plan pursuant to the terms of such plans (and any related stock option or similar agreements); and

  (iii)
  The portion or portions of any bonus or other cash incentive compensation that had been accrued with respect to Officer on the books of Employer through the date of termination pursuant to this Section 6(b) or otherwise will be paid to Officer in accordance with the applicable plan.

        If Officer dies after Employer has terminated this Agreement without cause or provided notice of its election to not renew this Agreement, but before Employer has made all of the payments required under this Section, Employer shall make all such remaining payments under this Section to Officer's estate pursuant to the schedule for such payments set forth in this Section and the Officer's estate is an express third party beneficiary hereof.

  c.
  Termination by Officer for Good Reason. Officer may terminate this Agreement, and Officer's employment with Employer, for "good reason" (except as provided in Section 6(c)(v)) upon the occurrence of any of the following:

  (i)
  The assignment to Officer of any duties inconsistent with the status of his positions from time to time under Section 2, or a substantial alteration in the nature or status of his responsibilities from those in effect from time to time under Section 2; or

  (ii)
  A reduction by Employer of Officer's annual base salary as in effect from time to time during the term of this Agreement or the restriction on eligibility of Employee to any other benefit set forth in Section 6(c) that is not applied to all officers of the Employer or the material restriction to indemnification from Employer as set forth in Section 6(d); or

  (iii)
  A request by Employer for Officer to relocate his office, or to expend a portion of his time at an office outside the greater Baltimore area; or

  (iv)
  The failure of Employer to comply with Section 4; or

  (v)
  Any material breach of this Agreement by Employer.

        Prior to terminating this Agreement pursuant to this Section, Officer will give to Employer written notice of his "good reason" for terminating this Agreement and provide Employer with a reasonable period in which to contest or correct the "good reason", but in no event less than thirty days. In the event of a termination for "good reason" pursuant to any subsection of this Section 6(c), Officer will be entitled to receive all compensation and benefits provided for in this Agreement as though Employer had terminated this Agreement on such date without cause under Section 6(b).

  d.
  Disability. Officer will be deemed to be "disabled" or to suffer from a "disability" within the meaning of Section 6(a)(ii) if, because of a physical or mental impairment, Officer has been unable to perform the essential functions of his position (even with reasonable accommodation) for a period of 180 days within a one-year period, or if Officer reasonably can be expected to be unable to perform the essential functions of his position (even with reasonable accommodation) for such period. "Essential duties" include, without limitation, travel to company meetings and functions, and all other duties customarily performed by corporate executives generally occupying similar positions as Officer. Upon termination of Officer's employment pursuant to Section 6(a)(ii), Officer will be entitled to receive from Employer an amount equal to sixty percent of Officer's base salary payable over the greater of the two years immediately following Officer's termination or the remainder of the term of this Agreement, reduced by payment received by Officer from Employer's long-term disability plan.

  e.
  Effect of Termination. Except as otherwise provided for in this Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under Sections 4 and 5 to the extent Officer has not been compensated or reimbursed for services performed prior to termination (the amount to be prorated for the portion of the pay period prior to termination) including payment of any earned but unpaid Paid Time Off, payments under any benefit plan and any other rights and obligations under any benefit plan (including stock compensation plan) or agreement; the rights and obligations under Sections 6(d), 7, 8, and 9; and all procedural and remedial provisions of this Agreement. A termination of this Agreement will constitute a termination of Officer's employment with Employer.

  f.
  Termination Upon a Change of Control. Officer will be entitled to terminate this Agreement upon a change of control and will be entitled to all of the salary, benefits and other rights provided in this Agreement as though the termination had been initiated by Employer on such date without cause under Section 6(b). For purposes of this Agreement, a change of control will take place upon the occurrence of any of the following events: (a) the acquisition after the beginning of the term of this Agreement in one or more transactions of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Officer) or any group of persons or entities (other than Officer) who constitute a group (within the meaning of Rule 13d-5 of the Exchange Act) of any securities of Employer such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) more than fifty percent of Employer's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board; or (b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction (except for a sale-leaseback transaction) where Employer or the holders of common stock of Employer do not receive: (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity; or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation.

7.
Protection of Confidential Information/Non-Competition/Non-Solicitation.

        Officer covenants and agrees as follows:

  a.
  During the term of this Agreement and continuing for a period of five years after the expiration or termination of this Agreement for any reason, Officer will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Officer's employment or, thereafter, upon receipt of the prior written consent of Employer, any confidential business information, information that derives economic value from not being generally known to the public, or trade secrets of Employer or any corporate affiliate or subsidiary, including, but not limited to: lists of past, current or potential customers; all systems, manuals, materials, processes and other intellectual property of any type used in connection with business operations; financial statements, cost reports and other financial information; contract proposals and bidding information; rate and fee structures; policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements ("Confidential Information"). The obligation not to use or disclose any of the Confidential Information will not apply, to: (i) any Confidential Information known by Officer before commencing employment with Employer and any predecessor or affiliated entities of Employer; or (ii) as to times following the termination of the employment of Officer with Employer, any information that is or becomes public knowledge, through no unauthorized action or inaction of Officer, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public knowledge will run only from the date such information becomes public knowledge. The provisions above will be without prejudice to any rights or remedies of Employer under any state or federal law protecting trade secrets or confidential information.

  b.
  During the term of this Agreement and continuing for a period of two years after the expiration or termination of this Agreement for any reason, Officer will not, within a radius of fifty miles of any operation of Employer or a corporate affiliate or subsidiary of Employer involved in the same business as Employer, engage, directly or indirectly, as a manager, consultant, salesperson, officer, director or in any other role involving customer relations or senior management duties, in the business of behavioral managed care services. This prohibition will relate only to sites of operations of Employer or its corporate affiliates or subsidiaries existing as of the date of the making of this Agreement. The parties agree, however, that in consideration of the covenants made by Employer in this Agreement, Employer will be entitled to provide an updated list on an annual basis of sites of operations of Employer and its corporate affiliates and subsidiaries which updated list will then constitute the pertinent sites for interpreting the geographic scope of the restrictions set forth in this Section. No failure to provide such a list, however, will establish a waiver or prejudice Employer's right to provide a list at a later time.

  c.
  During the term of this Agreement and continuing for a period of two years after the expiration or termination of this Agreement for any reason, Officer will not solicit, or attempt to solicit, any current or prospective customer of Employer or of any corporate affiliate or subsidiary of Employer involved in the same business as Employer for the purpose of promoting the delivery of behavioral managed care services by an entity or person(s) other than Employer or a corporate affiliate or subsidiary of Employer. For purposes of this Section, the term "current customer" is defined as any entity or person(s) with whom Employer or its corporate affiliates or subsidiaries has provided, or has contracted to provide, behavioral or other specialty health managed care services during the year preceding the expiration or termination of Officer's employment with Employer provided Officer either has had personal contact with such customer or received confidential business information about such customer. For purposes of this Section, the term "prospective customer" is defined as: (i) any entity or person(s) with whom Employer or its corporate affiliates or subsidiaries have actively solicited or made presentations or proposals to, or negotiated with, to provide behavioral or other specialty health managed care services during the year preceding the expiration or termination of Officer's employment with Employer provided Officer had personal contact with such prospective customer or received confidential business information about such prospective customer; or (ii) any entity or person(s) with respect to which Officer was actively engaged in the planning or targeting of such entity or person(s) for purposes of soliciting behavioral or other specialty health managed care services during the year preceding the expiration or termination of Officer's employment with Employer.

  d.
  During the term of this Agreement and continuing for a period of one year after the expiration or termination of this Agreement for any reason, Officer will not, by himself or in conjunction with or on behalf of any other person or entity, directly or indirectly, solicit or induce any employee of Employer or any of its corporate affiliates or subsidiaries to terminate his or her employment with Employer or any of its corporate affiliates or subsidiaries. This prohibition will apply only to persons employed by Employer or any of its corporate affiliates or subsidiaries during the one year immediately prior to the expiration or termination of this Agreement.

  e.
  Notwithstanding anything else set forth in this Agreement, Officer's compliance with the terms of this Section 7 is an express condition precedent to Officer's entitlement to any of the compensation and benefits set forth in this Agreement. Absent such compliance, Officer will gain no ownership or rights to said compensation and benefits.

8.
Work Made for Hire. Officer agrees that any written program materials, protocols, research papers and all other writings (the "Work"), which Officer develops for the use of Employer or a corporate affiliate or subsidiary during the term of this Agreement, will be considered "work made for hire" within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in Employer. If, however, any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Officer agrees to assign, convey, and transfer to the Employer all right, title and interest Officer may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work including, but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Officer agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright. Notwithstanding anything to the contrary in this Section 8, Section 8 will not apply to any writings Officer develops which are not for the use of Employer or a corporate affiliate or subsidiary or are in each instance specifically excluded in advance of publication from the coverage of the foregoing by the Board.

9.
Property of Employer. Officer agrees that, upon the termination of this Agreement, Officer will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or any corporate affiliate or subsidiary in Officers possession or control.

10.
Governing Law. This Agreement and all issues relating to the validity, interpretation and enforcement of this Agreement will be governed by and interpreted under the laws of the State of Maryland.

11.
Remedies. Employer and Officer agree that an actual or threatened violation by Officer of the covenants and obligations set forth in Sections 7, 8 and 9 would cause irreparable harm to Employer and that the remedy at law for any such violation will be inadequate. Officer agrees, therefore, that Employer will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond. The provisions of Sections 7, 8, and 9 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

12.
Arbitration. Except for an action for injunctive relief as described in Section 11, any disputes or controversies arising under this Agreement will be settled by arbitration in Columbia, Maryland, through the use of and in accordance with the applicable rules of the American Arbitration Association relating to arbitration of commercial disputes and pursuant to the Federal Arbitration Act. The determination and findings of such arbitrator(s) will be binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.

Officer's Initials
13.
Notices. Any notice or other communication required to be given to any party under this Agreement will be given in writing and will be deemed to have been fully given: (a) if mailed, first class mail, postage prepaid, five days after it is sent; (b) if sent by a nationally recognized next day delivery service that obtains a receipt on delivery, the day after it is sent; and (c) in any other case, when actually received. In each case, notice will be sent to the following address (or such other addresses as will be given in writing pursuant to this notice provision by any party to the other parties):

To Officer:	Mark S. Demilio 643 Sussex Road Towson, Maryland 21286
To Employer:	Magellan Health Services, Inc. 6950 Columbia Gateway Drive Suite 400 Columbia, MD 21046 Attention: President & CEO
With a copy to:	Magellan Health Services, Inc. 6950 Columbia Gateway Drive Suite 400 Columbia, MD 21046 Attention: General Counsel
14.
Headings. The headings of the Sections of this Agreement have been inserted for convenience of reference only and will not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

15.
Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, if such reformation is allowable under applicable law.

16.
Binding Effect. This Agreement will be binding upon and will inure to the benefit of Employer's successors and assigns. This Agreement may not be assigned by Officer to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer (provided Officer's duties for the consolidated enterprise are not diminished) or to any successor to or transferee of all, or any part, of the stock or assets of Employer (subject to Officer's rights under Section 6(f)).

17.
Employer Policies, Regulations and Guidelines for Officers. Employer may issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its officers. These materials are general guidelines for Officer's information and should not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

18.
Negotiated Document. The parties acknowledge and agree that this Agreement has been arrived at through a process of negotiation and no one party should be deemed to be the drafter of this Agreement.

19.
Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to the same subject matter unless expressly provided otherwise within this Agreement and except for any Stock Option Agreements previously entered into by Officer and Employer. Officer acknowledges and agrees that this Agreement supersedes and extinguishes all obligations owed to Officer under any prior agreement with Magellan Health Services, Inc. or any other corporate affiliate or subsidiary of Employer. Officer and Employer acknowledge and agree that Employer's corporate affiliates and subsidiaries are express third party beneficiaries of this Agreement. Without limitation, this Agreement supersedes those agreements referenced-in the first Whereas clause of this Agreement. No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties whose rights, duties or obligations would in any way be affected by an amendment or modification. No representations, inducements or agreements have been made to induce either Officer or Employer to enter into this Agreement other than those expressly set forth within this Agreement. Except as expressly set forth herein, this Agreement is the sole source of rights and duties as between Employer and Officer relating to the subject matter of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the 14th day of October, 2002.

OFFICER	MAGELLAN HEALTH SERVICES, INC.

Mark S. Demilio	By:	David S. Messina President & Chief Executive Officer

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  Exhibit 10(as)
EMPLOYMENT AGREEMENT